Exhibit 10.2

August 19, 2020

Young Kwon

Chief Financial and Business Officer
By email delivery

Re:      Retention Agreement

Dear Dr. Kwon:

This letter agreement is in reference to the employment agreement between you and Momenta Pharmaceuticals, Inc. (the “Company”), dated as of July 29, 2011 (as amended through the date hereof, the “Employment Agreement”). As you know, Johnson & Johnson, a New Jersey corporation (“Parent”), Vigor Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into a merger agreement (the “Merger Agreement”) that will (subject to the satisfaction of the terms and conditions of the Merger Agreement) result in Merger Sub being merged with and into the Company as a result of the Merger (as defined in the Merger Agreement) and the Company surviving the Merger as a wholly owned subsidiary of Parent. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has requested that you enter into this letter agreement setting forth certain modifications to your rights and obligations under the Employment Agreement and any other agreement between you and the Company that provides for severance, separation or retention payments or benefits. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto under the Employment Agreement, unless otherwise expressly noted.

In consideration of the benefits provided hereunder, Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, as a result of which you are receiving consideration as a shareholder of the Company and as an employee holding equity-based awards in the Company, and Parent’s and Merger Sub’s willingness to offer you continued employment with the Company following the consummation of the Merger, and for other good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of the Company and you (each, a “party”) agrees as follows:

1.            Effectiveness. This letter agreement shall become effective upon effectiveness of the Merger Agreement; provided, however, that this letter agreement is expressly contingent upon the Closing (as defined in the Merger Agreement) and that in the event the Closing is not completed for any reason, this letter agreement becomes null and void ab initio.

2.            Entitlement to Severance; Definition of “Good Reason”; Miscellaneous. (a) You hereby agree that if your employment is terminated within 6 months following the Closing (i) by the Company and its affiliates other than for Cause, or if your termination is due to your death or Disability, you shall be entitled to (A) the severance payments and benefits described in Section 6.2(a)-(c) of the Employment Agreement, determined as if your employment with the Company was terminated by the Company without Cause as of the Closing, and if your employment terminates before the Company pays annual cash bonuses for 2020, an amount equal to your 2020 target annual cash bonus (the “2020 Bonus” and the amounts in this clause (A), collectively, “Termination Compensation”) plus (B) an additional cash payment in an amount equal to 50% of your annual base salary in effect as of August 8, 2020 (the “Retention Bonus”) or (ii) by you for Good Reason (as defined in the Employment Agreement, as modified below), you shall be entitled to the Termination Compensation, but not the Retention Bonus. In each case, your right to receive the Termination Compensation and/or the Retention Bonus is subject to your continued compliance with the restrictive covenants contained in your non-disclosure agreement dated as of December 10, 2010 (the “NDA”) and your execution of a general release of claims against the Company and its affiliates substantially in the form attached as Exhibit A, and such release becoming effective and irrevocable no later than 60 days following the date of termination. Payment of the 2020 Bonus and/or the Retention Bonus under this Section 2 will be made to you in a lump sum on the third business day following the date such release becomes effective and irrevocable. In addition, you further acknowledge and agree that the payments and benefits under this Section 2(a) shall be in lieu of, and not in addition to, any other severance or similar payments and benefits under any other plan, program, policy, agreement or arrangement maintained by the Company, Parent or any of their respective affiliates, and all of your rights under the Employment Agreement and any such other plan, program, policy, agreement or arrangement shall immediately terminate upon your termination of employment.

(b)            You hereby agree that the definition of “Good Reason” set forth in the Employment Agreement shall be amended by deleting clause (a) of that definition and replacing it with the following language:

“(a) following a Change in Control, Johnson & Johnson, the Company or any of their respective affiliates assigning the Executive duties or responsibilities that are substantially inconsistent with his professional skills and experience levels as of such Change in Control (without regard to the fact that the Company is no longer an independent publicly held company).”

(c)            You hereby agree that, except as expressly provided herein, the provisions of Sections 2, 3, 5.1 and 6 of the Employment Agreement shall cease to apply to you from and after the Closing, and any references to such provisions shall be deemed to be deleted, and you shall instead be eligible to receive the payments and benefits described herein and to participate in all plans and programs of Parent applying to employees with your duties and responsibilities. Notwithstanding the foregoing, for twelve months following the Closing, for so long as you remain an employee of Parent and its affiliates, you shall continue to receive at least the same base salary as you received immediately prior to the Closing and be eligible for at least the same target bonus opportunity as you were eligible for immediately prior to the Closing. Additionally, the parties intend that, through at least the Vesting Date (defined below), you shall retain your title with the Company as in effect immediately prior to the Closing, with the understanding that, following the Closing, you may report to an employee or employees of Parent. After the Closing, and solely to the extent you remain an employee of the Company, Parent or any of their affiliates at the time that the Company, Parent or such affiliate engages in routine annual compensation determinations involving, among other things, merit increase determinations for its employees, you shall be considered with respect to such determinations in good faith and on substantially the same basis as other similarly situated employees of the Company, Parent or such affiliate.

3.            Treatment of Equity-based Awards. You acknowledge and agree that your Company Options and Company RSU Awards (each, as defined in the Merger Agreement) will be treated as set forth in Section 3.7 of the Merger Agreement, and subject to all applicable tax withholdings. You hereby agree that any stock option, restricted stock award or other equity-based or equity-related award granted to you on or after the Closing shall be subject to the provisions in the applicable equity plan of Parent and the applicable award agreement entered into between you and Parent.

4.            Retention Payment. Subject to your compliance with Sections 6 and 7 of this letter agreement, if you remain an active full-time employee of the Company, Parent or any of their respective subsidiaries through the expiration of the 6-month period beginning on the day following the Closing Date (as defined in the Merger Agreement) (the “Vesting Date”), you will receive a cash payment equal to (i) the aggregate amount described in Section 6.2(a) of the Employment Agreement, determined as if your employment with the Company was terminated by the Company without Cause as of the Closing plus (ii) an amount equal to the portion of the premiums the Company would need to pay to provide you with the benefits under Sections 6.2(b) and (c) for the 12 month period following the Vesting Date, based on the premium costs in effect as of the Closing and assuming for this purpose that your employment terminated on the Vesting Date and that you timely elected to receive all such benefits, plus (iii) the Retention Bonus. The aggregate of these amounts will be paid to you in a lump sum on the third business day following the Release Effective Date (as defined below). You hereby agree that, notwithstanding anything contained in the Employment Agreement or any other agreement between you and the Company providing for severance or separation payments or benefits, you may either receive payment of amounts set forth in Section 2(a) or in Section 4, but in no event shall you be entitled to receive payment of both amounts; furthermore, you shall not be entitled to any severance or separation payments or benefits under the Employment Agreement (including under Sections 5 and 6 thereof) or under any other plan, program, policy, agreement or arrangement maintained by the Company, Parent or any of their respective affiliates, and all of your rights to such payments and benefits under the Employment Agreement and any such other plan, program, policy, agreement or arrangement will immediately terminate, in each case, except as otherwise provided herein. If you continue to be employed by Parent or its subsidiaries following the Vesting Date, you shall be eligible for severance benefits under either the applicable severance policy of Parent or one of its subsidiaries, as determined by Parent; provided, however, that you shall not receive credit for your service with Parent or the Company, or any of their respective subsidiaries, for the periods of employment that precede the Closing Date for any purpose under such policy, including eligibility, vesting or calculation of benefits.

5.            Restrictions Prior to Closing.

(a)            You hereby agree that during the period following the signing of this letter agreement and prior to the Closing, you shall not terminate your employment for Good Reason or provide notice regarding a condition allegedly constituting Good Reason.

(b)            You and the Company also agree that, during the Pre-Closing Period, neither the Employment Agreement nor this letter agreement shall be amended, modified, replaced or terminated without Parent’s prior written consent and that Parent shall be a third-party beneficiary of this Section 5(b).

6.            Employee Covenants. You acknowledge that as a result of your employment with the Company, you have been given access to various trade secrets and confidential information of the Company. In addition, you further acknowledge and agree that a material aspect of Parent’s decision to enter into the Merger Agreement is the acquisition of the Company’s goodwill for the purpose of Parent’s carrying on a business that is similar to the business of the Company. Therefore, (a) as a condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and (b) in consideration for the opportunity to receive the Retention Bonus granted under this letter agreement, you agree to remain bound by the confidentiality, non-solicitation and non-competition agreements between you and the Company, including the provisions set forth in the NDA (collectively, the “Restrictive Covenant Agreements”).

7.            General Waiver and Release. You agree that the Retention Bonus to which you may become entitled hereunder will become payable to you only if (a) you execute, prior to the payment of such amount, a general waiver and release of all claims up to the date such release is executed, including those under the Employment Agreement, in favor of Parent, the Company and their respective subsidiaries and affiliates, and others related to such entities (including their respective directors, officers and employees), substantially in the form attached as Exhibit A, and (b) such waiver and release becomes effective and irrevocable (the date of such effectiveness and irrevocability, the “Release Effective Date”, which date shall be no later than 60 days after the Vesting Date).

8.            Withholding. You are solely liable for all taxes, including Federal, state, local or foreign income, employment and social security taxes, and tax penalties that you incur in connection with this letter agreement, the treatment of your Company Options and Company RSU Awards in accordance with the terms of the Merger Agreement or your employment with Parent and its affiliates, and none of the Company or its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes. The Company or its applicable affiliate may withhold from any amounts payable under this letter agreement, in connection with the treatment of your Company Options and Company RSUs Awards in accordance with the terms of the Merger Agreement or your employment with Parent and its affiliates such Federal, state, local or foreign taxes, including income, employment and social security taxes, as will be required to be withheld pursuant to any applicable law or regulation.

9.            Section 409A. It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. Section 16 of the Employment Agreement shall apply to any payment made pursuant to this letter agreement.

10.            Not an Employment Agreement. Following the Closing, the terms of this letter agreement neither bind you to continued employment with the Company or any of its subsidiaries or affiliates nor confer any rights upon you with respect to the continuation of employment by the Company or any of its subsidiaries or affiliates. No provision of this letter agreement shall be construed as prohibiting or limiting the ability of the Company to amend, modify or terminate any plans, programs, policies, agreements, arrangements or understandings of Parent or the Company, and nothing herein shall be construed as an amendment to any such plan, program, policy, agreement, arrangement or understanding.

11.            Governing Law. This letter agreement shall be governed by, construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

12.            Severability. If any term, provision, covenant or condition of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this letter agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.            Entire Agreement; Amendments. This letter agreement and its Exhibit A, the Employment Agreement and the Restrictive Covenant Agreements contain the entire agreement among you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among you and the Company with respect hereto. You acknowledge and agree that this letter agreement constitutes a modification of your rights under the Employment Agreement and any other agreement between you and the Company providing for severance, separation or retention payments or benefits or any other plan, program, policy or arrangement providing for such benefits. Notwithstanding the foregoing, all other terms of the Employment Agreement, the Restrictive Covenant Agreements and any such other agreement that have not been modified by this letter agreement shall remain in full force and effect. This letter agreement may not be modified or amended except with the written consent of Parent and by a writing signed by each of the parties hereto.

14.            Successors and Assigns. This letter agreement shall be binding on (a) you and your estate and legal representatives and (b) the Company and its successors and assigns.

15.            Counterparts; Interpretation. This letter agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall be considered one and the same agreement. For purposes of this letter agreement, the term “including” shall mean “including, without limitation”.

Very truly yours,

Momenta Pharmaceuticals,Inc.

	By:	/s/ Craig A. Wheeler
	Name:	Craig A. Wheeler
	Title:	President and Chief Executive Officer

Agreed and Accepted:

/s/ Young Kwon
Young Kwon

Exhibit A

General Release

Capitalized terms used but not defined herein have the meanings set forth in that certain retention letter agreement (the “Retention Agreement”), dated August 19, 2020, by and between you and Momenta Pharmaceuticals, Inc. (the “Company”).

In consideration for the payments and other benefits you are receiving under the Retention Agreement, you release and give up any and all claims and rights arising through the date you sign this Agreement that you may have against the Company and Parent, and all of their respective subsidiaries, divisions, affiliated companies and benefit plans, as well as all of their respective past, present and future directors, officers, employees, plan administrators, agents and attorneys (all of whom are referred to collectively in this Agreement as “Releasees”) in any way relating to or arising out of your employment with the Company or any other Parent company or the termination of that employment, except for (i) your right to the payments and benefits provided for in the Retention Agreement, (ii) your right to any vested benefits (including restricted share units, performance share units, stock options or other equity securities that vest before the Separation Date or during retirement) under the Consolidated Retirement Plan of Johnson & Johnson, the Johnson & Johnson Savings Plan or any retirement savings, incentive, executive compensation or other benefit or compensation plan or program in which you participated during your employment, (iii) your right to payments for Company equity securities in accordance with the Merger Agreement, (iii) claims for unemployment compensation, workers’ compensation benefits under the terms of any workers’ compensation insurance policy of the Company or any state disability insurance benefits pursuant to the terms of applicable state law, (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (v) your rights to defense, contribution or indemnification by Parent, the Company or any of their respective affiliates, including pursuant to contract, applicable law, any directors’ and officers’ liability or other insurance policy or the by-laws, articles of incorporation, charter or similar organization documents of Parent, the Company or any of their respective affiliates(collectively the “Excepted Rights”).

By signing this Agreement, you release and give up all claims and rights against Releasees in any way relating to or arising out of your employment with the Company or any other Parent company or the termination of that employment under any federal, state, local or foreign law, including, but not limited to, those not mentioned in this Agreement, those of which you are not aware, and any claims for or rights to attorneys’ fees, other than the Excepted Rights.

You are specifically releasing any claims of unlawful discrimination, harassment or retaliation against you, including, but not limited to, those based on your age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender orientation, disability, or any other status protected by applicable law. These include any and all claims you may have under the Civil Rights Act of 1964, (“Title VII”), 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621 et seq.; the Sarbanes- Oxley Act of 2002, 15 U.S.C. §7241 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; any state or local counterpart to such federal statutes; the Massachusetts Payment of Wages Law ; and any other applicable federal, state, foreign or local statute, regulation or ordinance prohibiting discrimination, harassment or retaliation. You are also releasing any and all other claims and rights in any way relating to or arising out of your employment with the Company or any other Parent company or the termination of that employment you may have against Releasees, other than the Excepted Rights, including, but not limited to, claims for breach of contract (express or implied), breach of promise, wrongful discharge, unjust dismissal, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, invasion of privacy, defamation, wrongful denial of benefits, intentional and negligent infliction of emotional distress, intentional and negligent misrepresentation, representations made to induce you to accept employment with the Company or any Parent company, fraud, negligence, and any intentional torts.

A-1

You are releasing all claims described above arising through the date you sign this Agreement, including those for any injuries or damages suffered at any time after the date you sign this Agreement by reason of the continued effects of alleged discriminatory acts or other conduct that occurred prior to the date you sign this Agreement.

You agree that the Retention Agreement provides you with payments and other benefits you otherwise would not be entitled to receive, which constitute consideration for this Release. You agree that you are not entitled to and will not become entitled to anything further from Releasees except for the Excepted Rights, and that you will not seek anything further from Releasees, other than with respect to the Excepted Rights. You acknowledge and confirm that you have not filed or caused or permitted to be filed any pending lawsuit of any type in any forum against any Releasee.

This release does not apply to rights that may arise after the date you sign this Agreement, or to any claims that cannot be waived by private agreement under applicable law. This Agreement does not waive any rights you may have to file an administrative charge with the Equal Employment Opportunity Commission, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, without regard to who brought or filed such charge.

Furthermore, nothing in this Agreement, or any agreement signed by you during the course of your employment with the Company whether expressly stated or not, prohibits you from reporting or making a disclosure that is required or protected under any state or federal law or regulation to any government agency concerning a possible violation of state or federal law or regulation or from recovering a monetary award, recovery, or settlement from any government agency in connection with such reporting or disclosure. However, this Agreement does waive any right that you have to any monetary award, recovery or settlement from the Company in connection with any such reporting or disclosure.

A-2